EXHIBIT 8.


                              EMPLOYMENT AGREEMENT

         Agreement made this 5th day of December, 2001 by and between NEW SKY COMMUNICATIONS, INC., with offices at 731 Powers Building, 16 West Main Street, Rochester, New York 14614, hereinafter referred to as "New Sky", and E. ANTHONY WILSON, residing at 68 Cascade Drive, Rochester, New York 14604, hereinafter referred to as "Employee".

         WHEREAS, New Sky is desirous of employing Employee's services as President and Chairman and Employee is desirous of rendering such services;

         NOW, THEREFORE, the parties hereto agree as follows:

           1.  TERM
            New Sky hires Employee for a period of three (3) years commencing on the date hereof as President and Chairman of the Board of New Sky.

           2.  COMPENSATION
            Compensation shall consist of the granting of 150,000 restricted shares of New Sky common stock to Employee immediately upon the commencement of this Agreement. New Sky shall seek registration of the shares herein granted, to the best of its ability. At any time New Sky shall undertake to register other common shares of the company in connection with any secondary offering, or private placement of shares, New Sky shall seek, to the best of its ability, to include registration of the shares herein granted in such registration.

            Employee shall also be entitled to any other compensation and benefits which may be granted from time to time by the Board of Directors of New Sky and approved by the shareholders, if required.

           3.  DUTIES
            Employee agrees to faithfully perform all duties agreed upon by the parties and that are usual and customary for the President and Chairman of a public company and as may be assigned from time to time by the Board of Directors.

           4.  CONFIDENTIALITY
            Employee agrees that the contents of this Agreement and any information obtained regarding the business plan, practices and operations of New Sky are confidential and shall not be disclosed or discussed with any third party unless required by law.




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           5. REPRESENTATIVES
            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective assigns, successors, heirs and legal representatives, but neither this Agreement nor any of the rights hereunder shall be assignable by Employee, his or her personal representatives or beneficiaries, as they constitute unique personal services.

           6. ASSIGNMENT
            This Agreement shall be binding upon and shall inure to the benefit of any of the assigns of New Sky and if Employee continues to perform services for an assign of New Sky, all the terms and conditions of employment as recited herein shall be deemed a condition of employment with the assignee of this Agreement.

            7. INDEMNIFICATION
            Each party hereto agrees to indemnify and hold harmless the other, its agents and employees, against each and every claim, demand, loss, liability, damage or expense (including without limitation, any settlement payment, reasonable attorneys' fees and other expenses incurred in litigation or settlement of any claim) of whatever nature suffered by the other party arising out of or in connection with the performance of the duties under this Agreement, or any breach or misrepresentation contained in this Agreement or in any exhibit, certificate or document required to be furnished in connection with or pursuant to this Agreement.

           8. INTERPRETATION
            This Agreement shall be deemed to have been executed in Monroe County, New York and shall be interpreted under the Laws of the State of New York and the Supreme Court of the State of New York in Monroe County shall be deemed the sole and convenient forum for the resolution of disputes hereunder. In no event, shall any party seek injunctive relief or take any action which may impair, hinder or delay the production and full exploitation of any of the assets or projects of New Sky.

            9. HEADINGS
            The headings used herein are for the convenience of the parties only and shall not be deemed to have restricted or expanded the contents of the paragraphs to which they apply.




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         IN WITNESS WHEREOF the parties have executed this Agreement the day and date first above written.

                                                 NEW SKY COMMUNICATIONS, INC.



                                                 By:/S/CARL R. REYNOLDS
                                                   -----------------------
                                                   Carl R. Reynolds




                                                   /S/ E. ANTHONY WILSON
                                                   ----------------------
                                                   E. Anthony Wilson





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